Exhibit 10.1

AMENDED & RESTATED SETTLEMENT AND COOPERATION AGREEMENT

This Amended & Restated Settlement and Cooperation Agreement (this “Agreement”) is made and entered into as of March 6, 2025, by and among loanDepot, Inc., a Delaware corporation (the “Company”), and Anthony Hsieh (“Hsieh”), The JLSSAA Trust, established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC (collectively with Hsieh, the “Hsieh Stockholders”) (each of the Company, on the one hand, and the Hsieh Stockholders, collectively, a “Party” to this Agreement and, collectively, the “Parties”).

WHEREAS, the Parties previously entered into a certain Settlement and Cooperation Agreement, effective as of April 4, 2023 (the “Prior Agreement”), which Prior Agreement terminated pursuant to Section 13 thereof, except for the provisions of Section 13 through Section 19 thereof, which survived the termination of the Prior Agreement;

WHEREAS, the Prior Agreement provided for a Standstill Period (as defined in Section 8 thereof) that expired on February 6, 2025 (the date that is thirty (30) days prior to the deadline for the submission of stockholder nominations for directors for the 2025 annual meeting of stockholders of the Company (the “2025 Annual Meeting”), which, pursuant to the Company’s Amended and Restated Bylaws, is the close of business on March 8, 2025);

WHEREAS, Hsieh and the Company have engaged in various discussions and communications concerning the Board of Directors of the Company (the “Board”), management of the Company and the Company’s performance; and

WHEREAS, the Company and Hsieh have determined that it is in the best interests of the Company and its stockholders to amend and restate the Prior Agreement in order to confirm and update certain matters relating to Board composition and succession planning.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.           2025 ANNUAL MEETING.  On March 2, 2025, the Governance and Nominating Committee of the Board (the “Committee”) recommended, and the Board determined on March 3, 2025, subject to the execution of this Agreement, to re-nominate (i) Dawn Lepore and (ii) John Lee as Class I directors (together, “Class I Nominees”) whose terms expire at the 2025 Annual Meeting for re-election at the 2025 Annual Meeting for a three-year term expiring at the Company’s 2028 annual meeting of stockholders. As a result, Frank Martell’s term as a Class I director shall expire at the 2025 Annual Meeting, at which time he shall step down from the Board, and the size of the Board will be decreased from eight (8) to seven (7) directors as of such time. In addition, on March 3, 2025, subject to the execution of this Agreement, the Board agreed to appoint Nikul Patel as an advisor to the Board (the “Board Advisor”), effective as of such date as agreed upon between the Board and the Boad Advisor and with such compensation as approved by the Board. The Board Advisor shall advise the Board and the executive team and shall be expected to attend the Board meetings (excluding executive sessions) and committee meetings when invited but, for the avoidance of any doubt, will not have any voting rights and will not count for purposes of quorum. The Company shall recommend, support and solicit proxies for the election of the Class I Nominees, in the same manner as it recommends, supports, and solicits proxies for the election of the Board’s director nominees in Board elections generally.  The Company shall use its reasonable best efforts to hold the 2025 Annual Meeting no later than June 4, 2025. Following the 2025 Annual Meeting, the Board size shall continue to be fixed at seven (7) individuals, unless the Board determines otherwise (by vote of majority of the entire Board); provided, however, that if the Board elects a successor Chief Executive Officer, and subject to applicable approval by the affirmative vote of a majority of the entire Board, the new Chief Executive Officer shall be added to the Board increasing the Board size to eight (8).

2.           WAIVER.  For the avoidance of doubt, provided that this Agreement has not been terminated in accordance with Section 10 below, the Hsieh Stockholders hereby waive any limitation on, or requirements relating to, the size of the Board set forth in that Amended and Restated Stockholders Agreement, dated as of April 21, 2022, by and among the Company, the Hsieh Stockholders, Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P. and PCP Managers, L.P. (the “A&R Stockholders Agreement”), but only to the extent necessary to permit the Board to take the actions contemplated by Section 1 of this Agreement.  For the avoidance of doubt, absent the express written consent of the applicable Hsieh Stockholder, the Hsieh Stockholders shall not be deemed to have waived any other rights under the A&R Stockholders Agreement.

3.           VOTING.  Provided that this Agreement has not been terminated, the Hsieh Stockholders agree that at the 2025 Annual Meeting, and at each special meeting of the Company’s stockholders relating to the election or removal of directors, if any, held prior to the expiration of the Standstill Period, the Hsieh Stockholders will (i) be present, in person or by proxy, for quorum purposes and (ii) vote or cause to be voted all of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock beneficially owned, or deemed beneficially owned (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the record date for each such meeting, by any of the Hsieh Stockholders at such meeting (A) in favor of the slate of directors nominated by the Board as provided in Section 1 herein, and (B) against the removal of any member of the Board unless such removal has been recommended by the Board (by vote of a majority of the entire Board, including at least one of the Hsieh Stockholders Nominees (as defined in the A&R Stockholders Agreement)). In addition, the Hsieh Stockholders agree not to grant, or enter into a binding agreement with respect to, any proxy or arrangement with respect to voting to or with any person with respect to any securities of the Company that would restrict or prevent any Hsieh Stockholder from casting such votes in accordance with this Section 3, other than any agreements set forth on Exhibit A.

4.           STANDSTILL.

  (a)          Provided that this Agreement has not been terminated, from the date of this Agreement until thirty (30) days prior to the deadline for the submission of stockholder nominations for directors for the 2026 annual meeting of stockholders of the Company pursuant to the Company’s Amended and Restated Bylaws (the “Standstill Period”), each of the Hsieh Stockholders agrees that, during the Standstill Period, neither such Hsieh Stockholder nor any of its controlled Affiliates (as used in this agreement, Affiliates shall have the meaning set forth in Rule 12b-2 of the Exchange Act) nor any of their respective principals, directors, executive officers, managing members, general partners, key employees or agents acting on their behalf will, directly or indirectly, solely with respect to the removal, election or appointment of any person to, or representation of any person on, the Board:

i.            make or be the proponent of any stockholder proposal or director nomination or seek any form of proxy or become a participant with a third party in any solicitation of any such proxies (including a “withhold” or similar campaign) or make statements regarding how such Hsieh Stockholder intends to vote, or the reasons therefor with respect to a proposal being voted on by stockholders, or instruct or recommend to other stockholders how to vote with respect to a proposal being voted on by stockholders or otherwise communicate pursuant to applicable securities laws or conduct, or knowingly encourage, advise or influence any person or knowingly assist any person in so encouraging, advising or influencing any person with respect to conducting any type of referendum (other than such statement, instruction, recommendation, encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or as otherwise specifically permitted under this Agreement or the A&R Stockholders Agreement);

ii.           deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than granting proxies in solicitations approved by the Board and other than any such voting trust, arrangement or agreement solely among such Hsieh Stockholder or Affiliates of such Hsieh Stockholder and otherwise in accordance with this Agreement or any other agreements set forth on Exhibit A; provided that any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

iii.          (a) seek, alone or in concert with others, or submit, or knowingly encourage any person or entity to seek or submit, nominations in furtherance of a “contested solicitation” for the election or removal of the Company’s directors, (b) call, seek to call or request that (or knowingly encourage any person to request that) the Company call, any special meeting of stockholders of the Company with regard to the election or removal of the Company’s directors, (c) present, or knowingly encourage any person to present, any matter at any meeting of stockholders of the Company with regard to the election or removal of the Company’s directors or (d) act or seek to act by written consent of stockholders of the Company with regard to the election or removal of the Company’s directors;

iv.          make any public disclosure, communication, announcement or statement regarding any intent, purpose, plan, or proposal, or private disclosure, communication, announcement or statement that would reasonably be determined to trigger public disclosure obligations for either the Company or such Hsieh Stockholder, with respect to controlling or changing the Board;

v.            institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 4; provided, however, that for the avoidance of doubt the foregoing shall not prevent such Hsieh Stockholder or its Affiliates from (a) bringing litigation to enforce the provisions of this Agreement or the A&R Stockholders Agreement, or (b) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against such Hsieh Stockholder or its Affiliates;

vi.          enter into any arrangements, agreements or understandings with (whether written or oral), or advise, finance (through equity, debt or otherwise) or assist any third party to take or cause any of the actions expressly prohibited by this Section 4, or enter into any arrangement with any other person that engages in any of the actions expressly prohibited by this Section 4, or otherwise take or knowingly cause any action or make any statements inconsistent with any of the actions expressly prohibited by this Section 4; or

vii.         publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 4.

(b)          Except as expressly provided for in Section 3 or this Section 4, the Hsieh Stockholders shall be entitled to (i) vote the shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock beneficially owned by any Hsieh Stockholder as such Hsieh Stockholder determines in its sole discretion and (ii) disclose, publicly or otherwise, how any Hsieh Stockholder intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 7).  Additionally, nothing in this Section 5 shall be deemed to limit (i) the exercise in good faith by Hsieh or any of the Board member’s fiduciary duties solely in such person’s capacity as a director of the Company, (ii) Hsieh from privately introducing a potential director candidate to the Board or the Committee thereof or discussing with the Board or the Committee thereof such potential director candidate, in each case in Hsieh’s role as a director of the Company, or (iii) the rights of the Hsieh Stockholders under the A&R Stockholders Agreement, except as provided for in Section 2.

5.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company represents and warrants to the Hsieh Stockholders that (i) the Company has the corporate power and authority to execute this Agreement and to bind the Company hereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.           REPRESENTATIONS AND WARRANTIES OF THE HSIEH STOCKHOLDERS.  The Hsieh Stockholders represent and warrant to the Company that (i) each of the authorized signatories of the Hsieh Stockholders set forth on the signature pages hereto has the power and authority to execute this Agreement and to bind the Hsieh Stockholder hereto; (ii) this Agreement has been duly authorized, executed and delivered by each of the Hsieh Stockholders, and is a valid and binding obligation of such Hsieh Stockholder, enforceable against such Hsieh Stockholder in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such Hsieh Stockholder as currently in effect; (iv) the execution, delivery and performance of this Agreement by such Hsieh Stockholder does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Hsieh Stockholder or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Hsieh Stockholder is a party or by which it is bound, other than the A&R Stockholders Agreement; and (v) none of the Hsieh Stockholders has entered into any agreement, arrangement or understanding with respect to the ability to vote any voting securities of the Company, other than the agreements set forth on Exhibit A.

7.           NON-DISPARAGEMENT.  Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, executive officers, key employees or directors shall have breached this Section 7, neither Party nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, executive officers, key employees, principals, managing members, general partners or directors, including the directors of the Company as of the date hereof (collectively, “Representatives”), shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s Representatives (including any current officer or director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), key employees, stockholders (solely in their capacity as stockholders of the applicable Party) or attorneys, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of the other Party or the businesses, products or services of the other Party or its Representatives (including former officers and directors), key employees, stockholders (solely in their capacity as stockholders of the applicable Party) or attorneys.  In addition to the other remedies available in connection with any breach of this Agreement, nothing shall prevent either Party or its Representatives from responding without restriction to the other Party’s breach of this Section 7.  This Section 7 shall not (x) limit the power of any director or member of a Party to act in good faith in accordance with his or her fiduciary duties solely in his or her capacity as a director or member of a Party or (y) restrict the ability of any person to comply with any subpoena or other legal process or to testify or otherwise respond truthfully to a request for information from any governmental or regulatory authority with jurisdiction over the person from whom such information is sought.

8.           PUBLIC ANNOUNCEMENTS.  This Agreement shall be subject to disclosure in accordance with the rules of the Securities and Exchange Commission (the “SEC”), as determined by the Company in consultation with outside counsel. Except as otherwise permitted in this Agreement, during the Standstill Period neither the Company (including the Board and members of the Board) nor the Hsieh Stockholders will make any public statements with respect to this Agreement or the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in this Agreement, except as required by law.  For the avoidance of doubt, neither the Company (including the Board and members of the Board) nor the Hsieh Stockholders will make any public statements with respect to this Agreement or the matters covered by this Agreement after the execution of this Agreement and before this Agreement is otherwise publicly disclosed in accordance with the SEC rules.  The Company will promptly prepare and file with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement.  All disclosure in the Form 8-K will be consistent with this Agreement.  The Company will provide Hsieh and his counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by Hsieh or his counsel.  Hsieh will promptly prepare and file with the SEC an amendment to his Schedule 13D (the “Schedule 13D Amendment”) reporting the entry into this Agreement.  All disclosure in the Schedule 13D Amendment will be consistent with this Agreement.  Hsieh will provide the Company and its counsel with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to filing, and will consider in good faith any changes proposed by the Company or its counsel.

9.           TERMINATION.  This Agreement shall remain in full force and effect until the earliest of (i) the expiration of the Standstill Period; (ii) delivery of written notice by a Party to the other Party of a material breach of this Agreement by such other Party that is uncured by such Party within ten (10) business days after being provided written notice thereof; or (iii) such other date established by mutual written agreement of the Parties (subject to the last sentence of Section 15 below); provided that the provisions of this Section 9 through Section 15 hereof shall survive the termination of this Agreement.  No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

10.         SPECIFIC PERFORMANCE.  Each of the Parties acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that the Hsieh Stockholders, on the one hand, and the Company, on the other hand (each a “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and each Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 10 is not the exclusive remedy for any violation of this Agreement.

11.         SEVERABILITY.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

12.         NOTICES

.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) on the date received, if personally delivered; (ii) on the date received if delivered by email on a business day, or if not delivered on a business day, on the first business day thereafter; or (iii) two business days after being sent by a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses for such communications shall be:

If to the Company:	loanDepot, Inc. 6561 Irvine Center Drive Irvine, California 92618 Attention: Gregory Smallwood, Chief Legal Officer and Secretary Telephone: Email:

With copies (which shall not constitute notice) to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10001 Attention: Julia Lapitskaya Telephone: (212) 351-2354 Email: jlapitskaya@gibsondunn.com

If to the Hsieh Stockholders:	Anthony Hsieh Telephone: Email:

With copies (which shall not constitute notice) to:
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Attention:  Frank M. Conner III
Telephone:  (202) 662-5986
Email:  rconner@cov.com
Attention:  Charlotte May
Telephone:  (202) 662-5732
Email:  cmay@cov.com

13.         APPLICABLE LAW.  This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware.  Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (or, if, and only if, the Court of Chancery of the State of Delaware shall not have subject matter jurisdiction, any state or federal courts located in the State of Delaware and any appellate court thereof); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum.  The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 hereof or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

14.         COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).  For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other Party (including by means of electronic delivery).  For purposes of this letter agreement, facsimile and pdf signatures shall be deemed originals.

15.         ENTIRE AGREEMENT; AMENDMENT AND WAIVER; SUCCESSORS AND ASSIGNS.  This Agreement (including its exhibits) and the A&R Stockholders Agreement contain the entire understanding of the Parties with respect to the subject matter herein and therein.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and therein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Hsieh Stockholders, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Hsieh.  This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. Notwithstanding the foregoing, any amendment or modification pursuant to this Section 15 or termination pursuant to clause (iii) of Section 9 above shall be subject to prior approval by the majority of the entire Board, including at least one of the Nominees of the Hsieh Stockholders and one of the Nominees of the Parthenon Stockholders (in each case, as defined in the A&R Stockholders Agreement).

* * *

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first written above.

LOANDEPOT, INC.

By:	/s/ Gregg Smallwood
Name:	Gregg Smallwood
Title:	Chief Legal Officer and Corporate Secretary

[Signature Page to the Amended and Restated Settlement and Cooperation Agreement]

THE JLSSAA TRUST, ESTABLISHED SEPTEMBER 4, 2014

By:	/s/ Anthony Hsieh
Name:	Anthony Hsieh
Its:	Trustee

JLSA, LLC

By:	/s/ Anthony Hsieh
Name:	Anthony Hsieh
Its:	Trustee

TRILOGY MORTGAGE HOLDINGS, INC.

By:	/s/ Anthony Hsieh
Name:	Anthony Hsieh
Its:	Manager

TRILOGY MANAGEMENT INVESTORS SIX, LLC

By:	/s/ Anthony Hsieh
Name:	Anthony Hsieh
Its:	Manager

TRILOGY MANAGEMENT INVESTORS SEVEN, LLC

By:	/s/ Anthony Hsieh
Name:	Anthony Hsieh
Its:	Manager

[Signature Page to the Amended and Restated Settlement and Cooperation Agreement]

TRILOGY MANAGEMENT INVESTORS EIGHT, LLC

By:	/s/ Anthony Hsieh
Name:	Anthony Hsieh
Its:	Manager

/s/ Anthony Hsieh
Anthony Hsieh, as an individual

[Signature Page to the Amended and Restated Settlement and Cooperation Agreement]

Exhibit A

Hsieh Stockholders’ Agreements

1.
Amended and Restated Stockholders Agreement, dated April 21, 2022, by and among loanDepot, Inc., Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P. PCP Managers, L.P., The JLSSAA, Trust established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC.

2.	Fourth Amended and Restated Limited Liability Company Agreement of LD Holdings Group LLC, dated as of February 11, 2021.

3.	Limited Liability Company Agreement of Trilogy Management Investors Six, LLC, dated as of May 17, 2015.

4.	Limited Liability Company Agreement of Trilogy Management Investors Eight, LLC, dated as of July 8, 2016.

5.	Limited Liability Company Agreement of Trilogy Management Investors Seven, LLC, dated as of June 5, 2020.

Exhibit A